INDEPENDENT CONTRACTOR SERVICES AGREEMENT

July 6, 2016

The following Independent Contractor Services Agreement (“Agreement”) is entered into by and between Andrew J. Pease ("Contractor") and QuickLogic Corporation (“Client”), as of the date set forth above.

1.    Services. Contractor agrees to render the following consulting services ("Services") to Client: advice and counsel to the Company and its executive officers as requested by the Company’s Board of Directors and/or its Chief Executive Officer, or any other management or business assistance services requested by the Company’s Board of Directors and/or its Chief Executive Officer. All Services will be provided by Contractor in a professional and timely manner to the full satisfaction of the Company. Contractor shall determine the manner and means by which Contractor will provide the Services to Client. Contractor shall submit to Client, at reasonable times or as requested by Client, in electronic, written, or other tangible form, any deliverables or results of Contractor's work under this Agreement ("Results”). Contractor shall provide status/progress reports at reasonable times, or when requested by Client, to Client’s Chief Executive Officer or Chairman, who shall be Contractor’ point of contact at Client with respect to the Services. Contractor shall provide any tools, equipment, and/or facilities necessary to perform the Services.

2.    Compensation. Contractor shall be compensated for the Services as follows:

(a)
Contractor will be paid a monthly consulting fee of $22,917.00 for the Services. Contractor will submit a monthly invoice for this fee (by email to Tracy Ledesma at tledesma@quicklogic.com) before the 30th of each month, which invoice will be paid by the Company within seven (7) days following receipt, and will not be subject to any tax withholding; and

(b)
Contractor will be reimbursed by the Company for his (and his eligible dependents’) COBRA premiums actually paid for continued group health insurance coverage during the period from August 1, 2016-July 31, 2017. Contractor will include the amount of any such premiums actually paid by Contractor during the month on the monthly invoice described in (a), and the amount of such premiums will be included in the payment for that invoice.

Client will reimburse Contractor for any pre-approved travel or other costs/expenses reasonably and necessarily incurred by Contractor in the course of performing the Services (pre-approval to be obtained in writing or by email from Client’s Chief Executive Officer). Contractor will submit any expense reimbursement requests for each month on the monthly invoice described in (a), along with supporting documentation in accordance with Client’s expense reimbursement policies. Contractor's sole compensation for the Services shall be as described in this Section 2.

3.    Client Intellectual Property. In consideration of the compensation described in this Agreement, Contractor and Contractor’s employees and agents shall grant, license, release, and/or assign to Client, all right, title, and interest in and to all copyrights, patents, trade secrets, developments, inventions, or any other intellectual property that is created in the course of the Services. All copyrights, patents, trade secrets, developments, inventions, and/or any other intellectual property that is created in the course of the Services shall be the sole and exclusive property of Client, and Contractor shall turn over any such intellectual property to Client immediately upon request or upon the termination of this Agreement for any reason. Upon Client’s request, Contractor will execute and return to Client any documents necessary to enable Client to protect its rights, title, and/or interest in and to any of the intellectual property described in this section.

4.    Confidentiality and Return of Materials. Contractor agrees to hold in confidence and not to use, or disclose to any third party, any confidential or other information provided to him by the Company, including, without limitation, any information related to the Services, except as reasonably necessary to perform the Services. Upon the termination of this Agreement for any reason, or upon Client’s request, Contractor will promptly return to Client all materials (whether in paper, electronic, or other format, and all copies thereof) that Contractor was provided by the Company, or that Contractor created or acquired in the course of performing the Services, including, without limitation, the records described in Section 5.

5.    Records of Work. Contractor agrees to keep and maintain adequate and current written records of all work product (in the form of notes, memoranda, reports, or as otherwise requested by Client) created in the performance of the Services, which records shall be available to and remain the sole property of Client at all times.

6.    Other Services. During the term of this Agreement, Contractor may perform work or services for other persons or entities (as an independent contractor, employee, or otherwise) so long as (a) such persons/entities are not in competition with Client, and (b) the performance of such work or services does not interfere in any way with Contractor’s performance of the Services or Contractor’s obligations under this Agreement.

7.    No Conflicting Obligations. Contractor represents and warrants that Contractor has no other agreements with, or obligations to, any former employers or other third parties that may interfere or conflict with (a) any of Contractor’s obligations under this Agreement, or (b) Contractor’s performance of the Services. Contractor agrees that Contractor will not, at any time during the term of this Agreement, breach any obligation that Contractor has to any former employer or other third party. Any Services or work product provided by Contractor to Client shall not infringe on any copyright, trademark, patent, trade name, or other intellectual property right belonging to any other person or entity. Contractor acknowledges and agrees that any breach of this Section 7 by Contractor shall be a material breach of this Agreement.

8.    Term and Termination. The term of this Agreement, and the performance of the Services, shall begin on August 1, 2016, and will continue until July 31, 2017. This Agreement will terminate on July 31, 2017, unless the parties agree in writing to extend its term beyond that date. If either party is in material breach of this Agreement, the other party may terminate this Agreement immediately upon written notice to the breaching party, and the non-breaching party shall have no further obligations or liabilities under this Agreement. Upon any termination of this Agreement, and subject to Contractor’s compliance with all of Contractor’s obligations under this Agreement, Client shall pay all payments due under this Agreement for Services actually and properly performed by Contractor.

9.    Independent Contractor Status. Contractor’s relationship with Client is as an independent contractor. As such, Contractor has no authority to act on behalf of or to enter into any contract, incur any liability, or make any representation on behalf of Client. Nothing contained in this Agreement shall be construed or applied to create a partnership, joint venture, or employment relationship. None of the payments to Contractor under this Agreement will be subject to any tax withholding, and all such payments will be reported to the appropriate taxing authorities on a Form-1099 basis. Contractor will be responsible for the payment of his/her/its federal, state and local taxes payable with respect to all amounts paid to Contractor under this Agreement, including without limitation and to the extent legally required of Contractor, any unemployment insurance tax, federal, state, and/or foreign income or excise taxes, federal Social Security (FICA) payments, and disability insurance taxes. Contractor shall make all payments of such taxes when the same become due and payable with respect to any compensation paid pursuant to this Agreement. Contractor is not an employee of Client, and as such, is not entitled to any employment rights or benefits from Client, including, without limitation, wages, overtime pay, workers' compensation insurance, disability insurance, retirement or 401(k) plan benefits, medical reimbursement or other fringe benefits plans, unemployment compensation, meal or rest breaks, or vacation or sick pay. Contractor has or will procure worker’s compensation and any other insurance as required by law.

10.    Licenses and Permits. Contractor is responsible for and possesses, or will timely obtain, all necessary licenses or permits to perform the Services for Client under this Agreement. Contractor shall comply with all applicable federal, state, and local laws in performing the Services.

11.    Indemnification. Contractor shall defend, indemnify, and hold harmless Client, its subsidiaries, affiliates, customers, clients, agents, officers, directors, employees, and partners from and against any and all claims, actions, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees) that are based upon or arise out of (a) any acts or omissions by Contractor, or (b) Contractor’s breach of any warranty, representation, or other provision of this Agreement.

12.    Non-Solicitation: Contractor agrees that during the term of this Agreement and for a period of one year thereafter, Contractor will not, on behalf of Contractor or any other person or entity, solicit any employee of Client to terminate his/her employment with Client.

13.    Governing Law/Venue. This Agreement shall be interpreted in accordance with the laws of the State of California. Any litigation between the parties, including, without limitation, any litigation that is based upon or arises out of this Agreement, shall be filed only in an appropriate superior or federal court located in Alameda County, California. Contractor and Client hereby agree that they are and shall be subject to the exclusive personal jurisdiction of such courts.

14.    Assignment. Contractor may not assign any of Contractor’s rights or obligations under this Agreement.

15.    Entire Agreement/Modification. This Agreement contains the entire agreement of the parties regarding its subject matter, and it supersedes all previous agreements, negotiations, proposals, and understandings of the parties, which are of no further force or legal effect. This Agreement can only be modified by a subsequent written agreement executed by Contractor and an authorized officer of Client.

16.    Counterparts and Delivery. This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

IN WITNESS WHEREOF, the parties have agreed to and executed this Independent Contractor Services Agreement as of the date set forth above.

CONTRACTOR

By: /s/ Andrew J. Pease
Andrew J. Pease

QuickLogic Corporation

By: /s/ E. Thomas Hart
E. Thomas Hart
Its: Chairman of the Board